Exhibit 10.1
November 8, 2010
BY FACSIMILE TRANSMISSION
Trieo Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
The Woodlands, TX 77380
Attention: Geoff Jones
Telecopy No.: (713) 750-0062
     Reference is made to (i) that certain SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 24, 2010 (as amended, modified and supplemented to date, the “Credit Agreement”), among TRICO MARINE SERVICES, INC. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and OBSIDIAN AGENCY SERVICES, INC. as Agent and (ii) the Interim Order (as defined in the Credit Agreement). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Credit Agreement.
     The undersigned, in its capacity as Agent, hereby gives you notice that (i) pursuant to paragraph 13(a) of the Interim Order that Events of Default, including, without limitation, the failure to enter the Final Order by October 21, 2010 as required by Section 11.14 of the Credit Agreement and failure of the refinancing of the Prepetition First Lien Loans to be approved in the Final Order by October 21, 2010, as required by Section 11.31 of the Credit Agreement, have occurred and are continuing and the balance in the Advance Account is no longer available to the Debtors and, subject to clause (iii) below, the cash collateral is no longer available the Debtors; (ii) pursuant to Section 11.32 of the Credit Agreement, Agent hereby (a) terminates the use of any Cash Collateral (after giving effect to the Waiting Period); and (b) terminates any outstanding Commitments; and (iii) pursuant to paragraph 3 of the Interim Order, the consent of the Prepetition First Lien Agent and the Prepetition First Lien Lenders to the Borrower’s and each other Debtor’s use of cash collateral pursuant to the Approved Budget shall terminate on November 13, 2010.
     After giving effect to the Waiting Period described in Section 11.32 of the Credit Agreement and paragraph 21(a)(ii) of the Interim Order, the Agent and the Lenders will proceed with exercise of their remedies. The Agent, the Lenders, the Prepetition First Lien Agent and the Prepetition First Lien Lenders are prepared to negotiate use of cash collateral and further access to amounts in the Advance Account in order to fund operations of the Borrower through and including December 14, 2010, in order to close a sale of the Borrower’s assets. In addition, you are hereby instructed to proceed with a sale of all assets of the Debtors, as required pursuant to and in accordance with the provisions of paragraph 22 of the Interim Order; however, the timing of such sale may need to be accelerated as a result of the Debtors’ lack of liquidity.
     The Agent and the Lenders hereby retain all their rights to pursue other remedies under the Credit Agreement and the other Loan Documents, including, without limitation, pursuing state law foreclosure actions.

     Agent and the Lender hereby preserve their right to exercise any other remedies under and pursuant to the Credit Agreement, the Loan Documents and the Interim Order.

OBSIDIAN AGENCY SERVICES, INC., as Agent
By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Vice President

cc:	John Mitchell (counsel to the Debtors) — jmitchell@velaw.com
Robert Dehney (counsel to the Debtors) — rdehney@mnat.com
David S. Rosner (counsel to the Creditors’ Committee) — drosner@kasowitz.com
Laura Davis Jones (counsel to the Creditors’ Committee) — ljones@pszjlaw.com
Kurt Mayr (counsel to certain noteholders) — kurt.mayr@bgllp.com
Kurt Gwynne (counsel to the Prepetition Indenture Trustee) — kgwynne@reedsmith.com
Steven Heim (counsel to the Prepetition Indenture Trustee) — heim.steven@dorsey.com
David Buchbinder (Office of U.S. Trustee) — David.L.Buchbinder@usdoj.gov